Exhibit 2.2

CONTRIBUTION AGREEMENT

among

THE FIRST AMERICAN CORPORATION,

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC.,

and

FIRST ADVANTAGE CORPORATION

Dated as of [                        ], 2005

LOSANGELES 396686 (2K)

TABLE OF CONTENTS1

	ARTICLE I.
	DEFINITIONS AND INTERPRETATIONS

1.1	Defined Terms	2
1.2	Principles of Construction.	7

	ARTICLE II.
	REPRESENTATIONS OF CONTRIBUTORS

2.1	Existence and Good Standing	8
2.2	Binding Effect	8
2.3	Investment	8
2.4	Restrictive Documents	8
2.5	Litigation	9

	ARTICLE III.
	REPRESENTATIONS OF CONTRIBUTORS REGARDING THE COMPANIES

3.1	Companies; Subsidiaries.	9
3.2	Capitalization.	10
3.3	Financial Statements.	10
3.4	Books and Records	10
3.5	Title to Properties; Encumbrances	11
3.6	Real Property	11
3.7	Leases	11
3.8	Material Contracts.	12
3.9	Restrictive Documents	12
3.10	Litigation	13
3.11	Taxes.	13
3.12	Intellectual Properties.	14
3.13	Compliance with Laws	16
3.14	Governmental Licenses	16
3.15	Labor Matters.	17
3.16	Consents and Approvals; No Violations	17
3.17	Broker’s or Finder’s Fees	18
3.18	Copies of Documents	18
3.19	Affiliate Transactions	18
3.20	Undisclosed Liabilities	18
3.21	Disclosure	18
3.22	After-Acquired Business	18

[1]	This Table of Contents is provided for convenience only and does not form a part of this Contribution Agreement.

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	ARTICLE IV.
	REPRESENTATIONS OF CONTRIBUTORS REGARDING DEALERTRACK INTEREST

4.1	DealerTrack Interest	19
	ARTICLE V.
	REPRESENTATIONS OF BUYER

5.1	Existence and Good Standing	19
5.2	Binding Effect	19
5.3	Capitalization.	20
5.4	SEC Reports and Financial Statements	20
5.5	Restrictive Documents	21
5.6	Litigation	21
5.7	Compliance with Laws	21
5.8	Consents and Approvals; No Violations	22
5.9	Broker’s or Finder’s Fees	22
5.10	Copies of Documents	22
5.11	Board Approval	22
5.12	Undisclosed Liabilities	22
5.13	Disclosure	22

	ARTICLE VI.
	THE TRANSACTION

6.1	Contribution.	23
6.2	Consideration; Debt Repayment.	23
6.3	DealerTrack Earn-Out	24
6.4	Minimum Cash	24
6.5	Closing	24

	ARTICLE VII.
	CERTAIN COVENANTS

7.1	Employees	25
7.2	Pre-Closing Distribution	25
7.3	Certain Benefits Relating to Acquisition Agreements.	25
7.4	After-Acquired Business.	26

	ARTICLE VIII.
	INDEMNIFICATION

8.1	Survival of Representations	27
8.2	Indemnification.	28
8.3	Indemnification Procedure.	29

	ARTICLE IX.
	TAX MATTERS

9.1	Tax Returns.	31
9.2	Payment of Taxes.	32

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9.3	Transfer Taxes	32
9.4	Controversies.	32
9.5	Indemnification for Taxes	33
9.6	Post-Closing Access and Cooperation	33

	ARTICLE X.
	MISCELLANEOUS

10.1	Knowledge	33
10.2	Expenses	34
10.3	Publicity; Confidentiality	34
10.4	Governing Law; Jurisdiction.	34
10.5	Notices	35
10.6	Parties in Interest	36
10.7	Counterparts	36
10.8	Entire Agreement	36
10.9	Amendments	36
10.10	Severability	36
10.11	Extension; Waiver	36
10.12	No Other Representations or Warranties	37
10.13	Third Party Beneficiaries	37

LOSANGELES 396686 (2K)	(iii)

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (as the same may be amended, modified and supplemented from time to time, this “Agreement”) is entered into as of [                        ], 2005 by and among THE FIRST AMERICAN CORPORATION, a California corporation (“First American”); FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC., a California corporation (“FAREISI”); and FIRST ADVANTAGE CORPORATION, a Delaware corporation (“FADV”; First American, FAREISI, and FADV are each a “Party” and are collectively the “Parties”).

W I T N E S S E T H :

WHEREAS, First American is the beneficial owner of (a) all of the issued and outstanding (i) capital stock of North American CREDCO, Inc., a Delaware corporation (“NA CREDCO”); First Canadian CREDCO, Inc., an Ontario corporation (“FC CREDCO”); First American Credit Management Solutions, Inc., a Delaware corporation (“CMSI”); CMSI Credit Services, Inc., a Maryland corporation (“Credit Services”); Teletrack, Inc., a Georgia corporation (“Teletrack”); and Teletrack Canada, Inc., an Ontario corporation (“Teletrack Canada”); and (ii) membership interests of CreditReportPlus, LLC, a Maryland limited liability company (“Credit Report+”); and (b) 4,071,618 shares of Series A-2 Preferred Stock of DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”), and 1,357,206 shares of Series C-3 Preferred Stock of DealerTrack (collectively, the “DealerTrack Interest”);

WHEREAS, FAREISI is the record owner of all of the issued and outstanding (a) capital stock of First American Membership Services, Inc., a California corporation (“Membership Services”); and (b) membership interests of CIG Investments, LLC, a Delaware limited liability company (“CIG” and collectively with the companies referred to in the above recitals (other than DealerTrack and the DealerTrack Interest), the “FACO Business”);

WHEREAS, First American, FAREISI, First American Real Estate Solutions, LLC and FADV are parties to that certain Master Transfer Agreement, dated as of May 25, 2005 (the “Master Transfer Agreement”), pursuant to which, among other things, First American, FAREISI and FADV shall have entered into this Agreement as a condition precedent to closing of the transactions contemplated by the Master Transfer Agreement; and

WHEREAS, First American and FAREISI (each, a “Contributor” and collectively, “Contributors”) desire to contribute, and FADV desires to accept the contribution of, the FACO Business and the DealerTrack Interest, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

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ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Defined Terms. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned in the Master Transfer Agreement. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“24/7” has the meaning provided in Section 3.13(k).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

“Acquisition Agreement” and “Acquisition Agreements” have the meanings provided in Section 7.3(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that FADV and its Subsidiaries shall not be deemed to be Affiliates of Contributors for purposes of this Agreement, and Contributors and their Subsidiaries shall not be deemed to be Affiliates of FADV for purposes of this Agreement.

“After-Acquired Business” has the meaning provided in Section 7.4(a).

“Agreed Claims” has the meaning provided in Section 8.3(d).

“Agreement” has the meaning provided in the introductory paragraph.

“Balance Sheet Date” means March 31, 2005.

“Balance Sheet” means the unaudited pro forma balance sheet of First American’s Credit Information Group for the quarter ended on the Balance Sheet Date.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in Los Angeles, California or St. Petersburg, Florida are authorized or required by law to close.

“Call Notice” has the meaning provided in Section 7.4(a).

“Certificate” has the meaning provided in Section 8.3(a).

“CIG” has the meaning provided in the second recital.

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“Class A Common Stock” means FADV’s Class A common stock, par value $0.001 per share.

“Class B Common Stock” means FADV’s Class B common stock, par value $0.001 per share.

“CMSI” has the meaning provided in the first recital.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” and “Companies” means, as the context requires, any or all of NA CREDCO; FC CREDCO; CMSI; Credit Services; Teletrack; Teletrack Canada; Credit Report+; Membership Services; and CIG.

“Company Intellectual Property” means all Intellectual Property owned by a Company and/or any Subsidiary thereof or used in the business of a Company and/or any Subsidiary thereof.

“Company Permitted Liens” has the meaning provided in Section 3.5.

“Contracts” means any Contract, agreement, understanding, note, bond, mortgage, indenture, guarantee, license, franchise, commitment, lease or instrument, whether oral or written, including all amendments and supplements thereto and restatements thereof.

“Contributor” and “Contributors” have the meanings provided in the fourth recital.

“Contributor Indemnified Party” has the meaning provided in Section 8.2(b).

“Credit Report+” has the meaning provided in the first recital.

“Credit Services” has the meaning provided in the first recital.

“DealerTrack” has the meaning provided in the first recital.

“DealerTrack Earnout” has the meaning provided in Section 6.3.

“DealerTrack Excess Value” has the meaning provided in Section 6.3(a).

“DealerTrack Interest” has the meaning provided in the first recital.

“Distributions” has the meaning provided in Section 7.2.

“Encumbrances” means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on

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the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use or irregularities in title thereto.

“Entity” means any Person that is not a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FACO Business” has the meaning provided in the second recital.

“FADV” has the meaning provided in the introductory paragraph.

“FADV Financial Statements” has the meaning provided in Section 5.4.

“FADV Indemnified Party” has the meaning provided in Section 8.2(a).

“FADV SEC Reports” has the meaning provided in Section 5.4.

“FAREISI” has the meaning provided in the introductory paragraph.

“FARES Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, between First American Real Estate Solutions, LLC and FADV.

“FC CREDCO” has the meaning provided in the first recital.

“First American” has the meaning provided in the introductory paragraph.

“Financial Statements” means the unaudited balance sheet and income statement of First American’s Credit Information Group for the years ended December 31, 2002, 2003 and 2004, and the Balance Sheet and related income statement for the three months ended on the Balance Sheet Date.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all stockholder notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an

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Encumbrance on assets or properties of such Person, (f) obligations under any interest rate, currency or other hedging agreement or (g) guarantees or other contingent liabilities (including so-called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

“Indemnified Party” has the meaning provided in Section 8.3(a).

“Indemnifying Party” has the meaning provided in Section 8.3(a).

“Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the Internet sites (collectively, the “Sites”) corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all goodwill associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“IRS” means the Internal Revenue Service.

“Licenses” has the meaning provided in Section 3.14.

“Losses” has the meaning provided in Section 8.2(a).

“Master Transfer Agreement” has the meaning provided in the third recital.

“Material Adverse Effect” means, (a) when used with respect to the Business, any material adverse change in or effect on the properties, assets, businesses, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, and (b) when used with respect to FADV, (i) any materially adverse change in or effect on (including any material delay) the ability of FADV to perform its obligations under this Agreement, and (ii) any material adverse change in or effect on the properties, assets, businesses, liabilities, results of operations or condition (financial or otherwise) of FADV and its Subsidiaries, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include any adverse change or effect that is proximately caused by (1) conditions affecting the United States economy generally or the economy of the regions in which the applicable Person and its Subsidiaries (if any), taken as a whole, conducts a material part of its business, (2) changes in financial markets, (3) conditions affecting the industries in which the applicable Person and its Subsidiaries (if any) compete or (4) the announcement, or other disclosure, of the Transaction (to the extent such announcement or disclosure is not effected in contravention of any term of this Agreement) or the consummation of the Transaction (including compliance by such Person with its covenants hereunder).

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“Membership Services” has the meaning provided in the second recital.

“NA CREDCO” has the meaning provided in the first recital.

“Note” has the meaning provided in Section 6.2(b).

“Ordinary Course” means, with respect to any Person, the ordinary course of commercial operations customarily engaged in by such Person, consistent with past practices (including with respect to quantity and frequency).

“Overlap Period” has the meaning provided in Section 9.2(a).

“Party” or “Parties” has the meaning provided in the introductory paragraph.

“Person” means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

“Pre-Closing Period” has the meaning provided in Section 3.11(b).

“Returns” has the meaning provided in Section 3.11(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision); provided that FADV and its Subsidiaries shall not be deemed to be Subsidiaries of First American for purposes of this Agreement.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated group or of a contractual obligation to indemnify any Person.

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“Tax Matter” has the meaning provided in Section 9.4(a).

“Teletrack” has the meaning provided in the first recital.

“Teletrack Canada” has the meaning provided in the first recital.

“Trading Day” means a day on which the Nasdaq National Market is open for at least one-half of its normal business hours.

1.2 Principles of Construction.

(a) All references to Articles, Sections, subsections, Schedules and Exhibits are to Articles, Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.”

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(c) In the computation of periods of time from a specified date to a later specified date, the words “from” and “within” each mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(e) In the event that the final day of any time period provided herein does not fall on a Business Day, such time period shall be extended such that the final day of such period shall fall on the next Business Day thereafter.

(f) This Agreement is the result of negotiations among and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

(g) All references to (i) Schedules in Article III are to Schedules that form a part of the disclosure schedule delivered by Contributors to FADV on the date of the Master Transfer Agreement as updated pursuant to Section 5.7 of the Master Transfer Agreement, and (ii) Schedules in Article V are to Schedules that form a part of the disclosure schedule delivered by FADV to Contributors on the date of the Master Transfer Agreement as updated pursuant to Section 5.7 of the Master Transfer Agreement. The Schedules referred to herein are incorporated herein by reference.

(h) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no

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Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement. Whenever a representation or warranty made by Contributors is qualified by materiality or immateriality, such materiality or immateriality, as the case may be, shall be construed in respect of the Business, taken as a whole.

ARTICLE II.

REPRESENTATIONS OF CONTRIBUTORS

Contributors jointly and severally represent, warrant and agree in favor of FADV, as of the Closing Date (unless a representation speaks as of a specific date, in which case, as of such date), as follows:

2.1 Existence and Good Standing. Each Contributor (a) is a corporation validly existing and in good standing under the laws of the State of California, and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.2 Binding Effect. Each Contributor has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement (a) has been duly authorized and approved by all required corporate action of First American and FAREISI, (b) has been duly executed and delivered by First American and FAREISI, and (c) assuming the due execution and delivery hereof by FADV, constitutes the valid and binding agreement of First American and FAREISI enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

2.3 Investment. Each Contributor is acquiring the Class B Common Stock hereunder for investment for its own account, not as nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Each Contributor understands that the Class B Common Stock to be purchased hereunder has not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of each Contributor’s investment intent and the accuracy of Contributors’ representations as expressed in this Section 2.3. Each Contributor acknowledges that the Class B Common Stock to be acquired hereunder must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Each Contributor is an Accredited Investor.

2.4 Restrictive Documents. Assuming the receipt of any and all consents of third parties in connection with the transactions contemplated hereby, no Contributor is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (including any material delay) the ability of such Contributor to perform its respective obligations under this Agreement.

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2.5 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of any Contributor any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of any Contributor, threatened, against or affecting such Contributor that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (including any material delay) the ability of such Contributor to perform its obligations under this Agreement. No Contributor is subject to any judgment, order or decree entered in any lawsuit or proceeding which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (including any material delay) the ability of such Contributor to perform its obligations under this Agreement.

ARTICLE III.

REPRESENTATIONS OF CONTRIBUTORS

REGARDING THE COMPANIES

Subject to Section 10.12, Contributors jointly and severally represent, warrant and agree in favor of FADV as of the Closing Date (unless a representation speaks as of a specific date, in which case, as of such date), as follows:

3.1 Companies; Subsidiaries.

(a) Set forth on Schedule 3.1 is a list of each Company and each direct or indirect Subsidiary thereof and the percentage ownership of each such Company in any such Subsidiary. Each Company and each Subsidiary thereof is validly existing and in good standing under the laws of the jurisdiction of its organization (as set forth in Schedule 3.1) and has all requisite corporate or limited liability power, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted. No Company or any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

(b) Set forth on Schedule 3.1 is a list of jurisdictions in which each Company and each Subsidiary thereof is duly qualified or licensed to conduct its business, and each such Company is in good standing in each such jurisdiction. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned, leased or operated by each Company and each Subsidiary thereof, or the nature of the business conducted by each Company and each Subsidiary thereof, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

(c) Except as set forth on Schedule 3.1, none of the Companies owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.

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3.2 Capitalization.

(a) Schedule 3.2 sets forth (i) the capitalization of each Company that is a corporation and (ii) the outstanding membership interests of each Company that is a limited liability company. All outstanding shares of the capital stock of each Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.2, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock or membership interests of any Company, any other securities of any Company, or any equity interest in any Company or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. No Person has any demand or piggyback registration rights in respect of shares of common stock or other securities of any Company. All securities, rights, options and plans set forth (or required to be set forth) on Schedule 3.2 have been issued or granted in accordance with applicable law and not in contravention with the articles or certificate of incorporation, bylaws, articles of organization or operating agreement, as applicable, of the relevant Company.

(b) (i) either First American or FAREISI owns, beneficially and of record, 100% of the capital stock or other equity interests of each of NA CREDCO, CMSI, Teletrack, Membership Services and CIG, free and clear of all Encumbrances, (ii) NA CREDCO owns, beneficially and of record, 100% of the capital stock or other equity interests of FC CREDCO, free and clear of all Encumbrances, (iii) Teletrack owns, beneficially and of record, 100% of the capital stock or other equity interests of Teletrack Canada, free and clear of all Encumbrances and (iv) CMSI owns, beneficially and of record, 100% of the capital stock or other equity interests of Credit Services and Credit Report+, free and clear of all Encumbrances.

3.3 Financial Statements.

(a) Schedule 3.3(a) contains copies of each of the Financial Statements. Except as specifically disclosed therein and except as set forth in Schedule 3.3(a), that portion of the Financial Statements relating to the Companies has been prepared from, and in accordance with, the books and records of the Business, were prepared in accordance with GAAP and fairly present in all material respects, subject to the absence of notes with respect to interim periods and audit adjustments, the financial position of each of the Companies on a combined basis with the other businesses constituting the Business, as of the dates thereof and the results of operations of each of the Companies on a combined basis with the other businesses constituting the Business for the periods presented therein.

(b) Except as set forth on Schedule 3.3(b), from the Balance Sheet Date through the date of this Agreement, the Business has been conducted in the Ordinary Course and there has not been any incurrence, assumption or guarantee by the Companies or their Subsidiaries of any Indebtedness other than in the Ordinary Course.

3.4 Books and Records. Except as set forth on Schedule 3.4, none of the Companies and their Subsidiaries has any material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of a Company or an Affiliate thereof.

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3.5 Title to Properties; Encumbrances. Except (a) as set forth on Schedule 3.5 (and except for property leased by a Company or Subsidiary thereof, which, for the avoidance of doubt, is represented and warranted to in Section 3.7) and (b) for properties and assets reflected in the Balance Sheet or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the Ordinary Course, the Companies and their respective Subsidiaries have good, valid and marketable title to (i) all of their respective properties and assets (real and personal, tangible and intangible), including all of the properties and assets the Companies and their respective Subsidiaries reflected in the Balance Sheet, except as indicated in the notes thereto, and (ii) all of the properties and assets purchased by a Company or a Subsidiary thereof since the Balance Sheet Date; in each case subject to no Encumbrance, except for (A) liens reflected in the Balance Sheet, (B) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, and other liens or other imperfections in title, if any, which do not, individually or in the aggregate, materially detract from the value of, or impair the use of, such property by such Company or such Subsidiary in the operation of its business, (C) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (D) liens described on Schedule 3.5 (liens of the type described in clauses (A), (B, (C) and (D) above are hereinafter sometimes referred to as “Company Permitted Liens”). The tangible personal property, real property and assets owned or leased by the Companies, together with the Contributed Assets (as defined in the FARES Contribution Agreement), the tangible personal property, real property and assets subject to the Related Agreements, and the tangible personal property, real property and assets used by First American and its Affiliates to provide services to FADV and its Affiliates under the Related Agreements, constitute all of the tangible personal property, real property and assets necessary for the conduct of the Business as conducted in the Ordinary Course in all material respects.

3.6 Real Property. No Company or Subsidiary thereof owns, directly or indirectly, in whole or in part, any fee interest in any real property.

3.7 Leases. Schedule 3.7 contains an accurate and complete list of each real and personal property lease for which total annual rent payments equal or exceed $100,000 to which a Company or any Subsidiary thereof is a party (as lessee or lessor). Each lease set forth on Schedule 3.7 (or required to be set forth on Schedule 3.7) is in full force and effect; all rents and additional rents due by a Company or a Subsidiary thereof to date on each such lease have been paid (other than any pass through expenses not yet invoiced to any Company or Subsidiary thereof); in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease, except where such defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. The tangible personal property leased by the Companies and their respective Subsidiaries is in a state of good maintenance and repair, reasonable wear and tear excepted, except where the state of such property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

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3.8 Material Contracts.

(a) Except as set forth on Schedule 3.8(a), none of the Companies and their respective Subsidiaries is bound by (i) any agreement, Contract or commitment relating to the employment of any Person (as hereinafter defined) by any Company or any Subsidiary thereof or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan (including any agreement under which an employee of a Company or a Subsidiary thereof would be entitled to payment, vesting of rights or benefits or other compensation upon a change in control of such Company or Subsidiary thereof), (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (iii) any agreement, Contract or commitment relating to capital expenditures in excess of $350,000 per individual item or $750,000 in the aggregate, (iv) any loan or advance to, or investment in, any Person or any agreement, Contract or commitment relating to the making of any such loan, advance or investment, (v) any guarantee or other contingent liability in respect of any Indebtedness or obligation of any Person other than a Company or a Subsidiary thereof (other than the endorsement of negotiable instruments for collection in the Ordinary Course), (vi) any management service, consulting or any other similar type Contract, (vii) any agreement, Contract or commitment limiting the ability of any Company to engage in any line of business or to compete with any Person, (viii) any agreement, Contract or commitment not entered into in the Ordinary Course which involves $350,000 or more and is not cancelable without penalty within 30 days, or (ix) any agreement, Contract or commitment which by its operation or termination would reasonably be expected to have a Material Adverse Effect on the Business. To the knowledge of Contributors, the Contracts listed on Schedule 3.8(a) and the other schedules attached hereto, together with the customer contracts not required to be listed on Schedule 3.8(a), constitute all the material Contracts of the Companies and their respective Subsidiaries, taken as a whole.

(b) Each Contract or agreement set forth (or required to be set forth) on Schedule 3.8(a) is in full force and effect. Except as set forth in Schedule 3.8(b), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business, assuming the receipt of any and all consents of third parties in connection with the transactions contemplated hereby, each Contract set forth (or required to be set forth) on Schedule 3.8(a) is in full force and effect and there exists no (i) default or event of default by any Company or, to the knowledge of Contributors, any other party to any such Contract, or (ii) event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by any Company or, to the knowledge of Contributors, any other party thereto, with respect to any term or provision of any such Contract. None of the Companies and their respective Subsidiaries has violated any of the material terms or conditions of any Contract or agreement (x) to which any Company (or a Subsidiary thereof) and any customer that accounts for more than 2% of the total sales of the Business are parties or (y) set forth (or required to be set forth) on Schedule 3.8(a) in any material respect, and, to the knowledge of the Contributors, all of the material covenants to be performed by any other party thereto have been fully performed in all material respects.

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3.9 Restrictive Documents. Assuming the receipt of any and all consents of third parties in connection with the transactions contemplated hereby, and except as set forth on Schedule 3.9, none of the Companies and their respective Subsidiaries is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which, by its own operation, and not by the breach or violation, as the case may be, thereof, (a) would materially restrict the ability of the Business to acquire any property or conduct business in any area or business line, (b) has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or (c) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.10 Litigation. Except as set forth on Schedule 3.10, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of Contributors and the Companies, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Contributors and the Companies, threatened, against or impacting any Company, any Subsidiary thereof or any of their respective properties or rights which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. None of the Companies and their respective Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

3.11 Taxes.

(a) Tax Returns. The Companies and each of their respective Subsidiaries have timely filed or caused to be filed, and will timely file or cause to be timely filed, with the appropriate taxing authorities all material returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes (“Returns”) that are required to be filed by, or with respect to, any Company or such Subsidiary on or prior to the Closing Date. The Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of the Companies and such Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Companies and each of their respective Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (the “Pre-Closing Period”), have been (or by the Closing Date will be) timely paid in full on or before the Closing Date or adequately accrued and disclosed and fully provided for on the books and records of the Companies and each of their respective Subsidiaries in accordance with GAAP.

(c) Other Tax Matters. All material Taxes which any Company or any Subsidiary thereof is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent Contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

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3.12 Intellectual Properties.

(a) Schedule 3.12(a) is an accurate and complete list of all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names, corporate and business names, trade names, brand names and material computer software programs owned by the Companies and their respective Subsidiaries. The Intellectual Property listed (or required to be listed) on Schedule 3.12(a), except as indicated on such Schedule, has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date.

(b) Except (i) as set forth in Schedule 3.12(b) and (ii) for licenses related to “off the shelf” or other software widely available on generally standard terms and conditions, none of the Companies and their respective Subsidiaries is a party to any license or agreement, whether as licensor, licensee or otherwise, with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the business of any Company and/or any of its Subsidiaries, no notice of a material default has been sent or received by such Company or any of its Subsidiaries under any such license which remains uncured and, assuming the receipt of any and all consents of third parties in connection with the assignment of such licenses to FADV, the execution, delivery or performance of Contributors’ obligations hereunder will not result in such a material default. Each such license agreement is a legal, valid and binding obligation of the Company and/or Subsidiary thereof that is a party thereto and, to the knowledge of the Companies, each of the other parties thereto, enforceable by such Company in accordance with the terms thereof.

(c) Except as set forth in Schedule 3.12(c), a Company or a Subsidiary thereof owns or is licensed to use, all of the Company Intellectual Property (including all of the Intellectual Property set forth (or required to be set forth) in Schedule 3.12(a)), free and clear of any Encumbrances, without obligation to pay any royalty or any other fees with respect thereto. Neither any Company’s nor any Company’s Subsidiary’s use of the Company Intellectual Property (including the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Companies and their respective Subsidiaries) violates, infringes, misappropriates or misuses any intellectual property rights of any third party. No Company Intellectual Property has been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. The Companies and their respective Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is owned by any Companies or any Subsidiary thereof.

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(d) Except as set forth in Schedule 3.12(d), none of the Companies and their respective Subsidiaries has received any written notice or claim from any third party challenging the right of any Company or any Subsidiary thereof to use any of the Company Intellectual Property. Except as set forth in Schedule 3.12(d), the Company Intellectual Property listed (or required to be listed) on Schedules 3.12(a) and 3.12(b), together with the Intellectual Property listed on Schedule 2.13(a) and Schedule 2.13(b) of the FARES Contribution Agreement, constitutes all the Intellectual Property necessary to operate the Business as of the Closing Date, in the manner in which it is presently operated, except for licenses related to “off the shelf” or other software widely available on generally standard terms and conditions.

(e) Except as set forth in Schedule 3.12(e), none of the Companies and their respective Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of any Company or any Subsidiary thereof) of its rights to, or in connection with any Intellectual Property, which claim is still pending. Except as set forth in Schedule 3.12(e), none of the Companies and their respective Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course.

(f) Except as set forth in Schedule 3.12(f), there is no pending or, to the knowledge of Contributors, threatened claim by any third party of a violation, infringement, misuse or misappropriation by any Company or any Subsidiary thereof of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Company Intellectual Property. To the knowledge of Contributors, no valid basis exists for any such claims.

(g) Except as set forth in Schedule 3.12(g), there are no interferences or other contested proceedings, either pending or, to the knowledge of the Companies, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any governmental authority (foreign or domestic) relating to any pending application with respect to the Company Intellectual Property owned by the Company.

(h) Except as set forth in Schedule 3.12(h), either a Company or a Subsidiary thereof has secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that either a Company or a Subsidiary thereof does not already own by operation of law.

(i) The Companies and their respective Subsidiaries have taken all necessary and reasonable steps to protect and preserve the confidentiality of all trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and a Company or a Subsidiary thereof. None of the Companies and their respective Subsidiaries has materially breached any agreements of non-disclosure or confidentiality.

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(j) Each of the material computer software programs used or held for use in the businesses of the Companies and their respective Subsidiaries operates and runs in a commercially reasonable business manner, conforms in all material respects to the specifications thereof, and, with respect to each of such computer software programs that are owned by a Company or a Subsidiary thereof, the applications can be compiled from their associated source code without undue burden.

(k) For the twelve-month period prior to the Closing Date, the active Internet domain names and URLs of the Companies and their respective Subsidiaries direct and resolve to the appropriate Internet protocol addresses and are and have been accessible to Internet users on those certain computers used by the Companies and their respective Subsidiaries to make the Sites so accessible substantially twenty-four (24) hours per day, seven (7) days per week (“24/7”), excluding maintenance periods, and are and have been operational for transacting from those certain computers used by the Companies and their respective Subsidiaries to make the Sites so accessible on a 24/7 basis, excluding maintenance periods. Except as set forth in Schedule 3.12(k), none of the Companies has any reason to believe that the Sites will not operate or will not continue to be accessible to Internet users on substantially a 24/7 basis, excluding maintenance periods, prior to, at the time of and after the Closing Date.

3.13 Compliance with Laws. Except as set forth in Schedule 3.13, the Companies and each of their respective Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. In furtherance of, and not by way of limitation of, the preceding sentence, none of the Companies and their respective Subsidiaries has violated any privacy, data protection, publicity, advertising or similar federal, state or local law of any kind in the United States or any other nation (including the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.), nor has any of the Companies and their respective Subsidiaries received written notice of any such violation, and neither Contributors nor any Company is aware of any facts that would give rise to such a violation, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

3.14 Governmental Licenses. Except as set forth in Schedule 3.14, each of the Companies and its respective Subsidiaries has all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and have made all registrations and/or filings with, all Governmental Entities (“Licenses”) necessary to own, lease and operate its properties and to enable it to carry on its respective business as presently conducted, except where the failure to have such Licenses would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. All Licenses held by any Company or any Subsidiary thereof, are in full force and effect, except where the failure of such Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. No such License is the subject of a proceeding for suspension or revocation or similar proceedings. Except as set forth in Schedule 3.14, no jurisdiction has demanded or requested that any Company or any Subsidiary thereof qualify or become licensed as a foreign corporation.

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3.15 Labor Matters.

(a) Each of the Companies and their respective Subsidiaries is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. The Companies and their respective Subsidiaries are not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Companies and their respective Subsidiaries and no collective bargaining or labor union agreement is currently being negotiated by the Companies and their respective Subsidiaries.

(b) No unfair labor practice complaint against any Company or any Subsidiary thereof is pending before the National Labor Relations Board and, to the knowledge of the Companies, no unfair labor practice complaint is threatened or pending against any Company or any Subsidiary thereof before the National Labor Relations Board.

(c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Contributors, threatened against or involving any Company or any Subsidiary thereof.

(d) There is no grievance that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

(e) None of the Companies and their respective Subsidiaries has experienced any material labor difficulty during the last three years.

(f) There has been no, and will not be any, “layoff” or “plant closing” as defined by the Worker Adjustment Retraining and Notification Act during the 90 days prior to the Closing Date with respect to any Company or any Subsidiary thereof.

3.16 Consents and Approvals; No Violations. Assuming the receipt of any and all consents of third parties in connection with the transactions contemplated hereby, the execution and delivery of this Agreement by Contributors and the consummation of the transactions contemplated hereby will not (i) violate any provision of the articles or certificate of incorporation or bylaws of either Contributor, any Company or any Subsidiary of a Company, (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to any Contributor, any Company or any Subsidiary of a Company, (iii) except as set forth on Schedule 3.16, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than those required under or in relation to the Exchange Act, state securities or “blue sky” laws, and rules and regulations of the Nasdaq National Market, or (iv) except as set forth on Schedule 3.16, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of any Contributor, any Company or any Subsidiary of a Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which any

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Contributor, any Company or any Subsidiary of a Company is a party, or by which any Contributor, any Company or any Subsidiary of a Company or any of their respective properties or assets may be bound, other than, in the case of clauses (ii), (iii) and (iv) above, any violations, breaches, conflicts, defaults and liens which, and filings, permits, consents, approvals and notices the absence of which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

3.17 Broker’s or Finder’s Fees. Except as set forth on Schedule 3.17, no agent, broker, person or firm acting on behalf of any Contributor, any Company or any of their respective Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Parties or from any Affiliate of any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement.

3.18 Copies of Documents. Contributors have caused to be made available for inspection and copying by FADV and its advisers, true, complete and correct copies of all documents listed on any Schedule referred to in this Article III.

3.19 Affiliate Transactions. Except as set forth on Schedule 3.19, no Company is a party to any Contract with any Contributor or any Affiliate of any Contributor (or any director or Officer of a Contributor or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 promulgated under the Exchange Act) of any such director or Officer, other than Experian Information Solutions, Inc. and its Affiliates) except for such Contracts that are on an arm’s length basis.

3.20 Undisclosed Liabilities. Except as set forth in Schedule 3.20, to the actual knowledge of Contributors, there are no liabilities of the Companies other than (a) liabilities incurred in the Ordinary Course, (b) liabilities disclosed on any exhibit or schedule hereto or on any exhibit or schedule to any Related Document, (c) liabilities provided for in the Financial Statements or the Audited Financial Statements, or disclosed in the notes thereto, if any, or (d) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business.

3.21 Disclosure. To the actual knowledge of Contributors, the information disclosed in this Agreement with respect to the Companies does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect on the Business.

3.22 After-Acquired Business. Except as set forth on Schedule 3.22 or any other Schedule attached hereto, solely with respect to matters, events, actions or omissions that occur exclusively during the period from the date of a Contributor’s acquisition of the After-Acquired Business to the date of this Agreement (and not, for the avoidance of doubt, with respect to any matters, events, actions or omissions occurring or beginning to occur on or prior to the date of such Contributor’s acquisition of the After-Acquired Business, including the execution or breach of any Contract, the undertaking of any obligation or the incurrence of any liability or obligation

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prior to the date of the acquisition of the After-Acquired Business), Contributors jointly and severally make the representations and warranties in (a) Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.12, 3.13, 3.14, 3.15, 3.16, 3.18, 3.19, 3.20 and 3.21, (b) Section 3.11 and (c) Section 3.17 with respect to the After-Acquired Business mutatis mutandis.

ARTICLE IV.

REPRESENTATIONS OF CONTRIBUTORS

REGARDING DEALERTRACK INTEREST

Contributors jointly and severally represent, warrant and agree in favor of FADV as of the Closing Date (unless a representation speaks as of a specific date, in which case, as of such date), as follows:

4.1 DealerTrack Interest. Except for any restrictions under applicable securities laws, the Certificate of Incorporation and Bylaws of DealerTrack, and the Fourth Amended and Restated Stockholders’ Agreement, dated as of March 19, 2003, among the stockholders of DealerTrack, CMSI is the record owner of the DealerTrack Interest free and clear of all Encumbrances and CMSI has not previously entered into any agreement or commitment for the sale of all or part of the DealerTrack Interest or otherwise conveyed or encumbered CMSI’s interest (voting or otherwise) with respect to the DealerTrack Interest.

ARTICLE V.

REPRESENTATIONS OF BUYER

FADV represents, warrants and agrees in favor of each Contributor as of the Closing Date (unless a representation or warranty speak as of a specific date, in which case, as of such date), as follows:

5.1 Existence and Good Standing. FADV is a corporation validly existing and in good standing under the laws of the State of Delaware. FADV has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FADV is duly qualified or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by FADV or the nature of the business conducted by FADV makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

5.2 Binding Effect. FADV has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement (a) has been duly authorized and approved by all required corporate action of FADV, (b) has been duly executed and delivered by FADV and (c) assuming the due execution and delivery of this Agreement by Contributors, constitutes the valid and binding agreement of FADV enforceable against FADV in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

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5.3 Capitalization.

(a) As of May 4, 2005, the authorized capital stock of FADV is (a) 100,000,000 shares of Common Stock, $0.001 par value per share, (i) 75,000,000 of which are designated as “Class A Common Stock” and 7,824,285 are issued and outstanding, and (ii) 25,000,000 of which are designated as “Class B Common Stock” and 16,027,086 are issued and outstanding, and (b) 1,000,000 shares of Preferred Stock, $0.001 par value, none of which are issued and outstanding. All such outstanding shares have been, and all shares of capital stock of FADV issued after the date hereof will be, duly authorized and validly issued and are, or upon such issuance will be, fully paid and nonassessable. Except as set forth on Schedule 5.3, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of FADV’s Common Stock, any other securities of FADV, or any equity interest in FADV or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. Except as set forth on Schedule 5.3, no Person has any demand or piggyback registration rights in respect of shares of FADV’s Common Stock or any other securities of FADV. All securities, rights, options and plans set forth (or required to be set forth) on Schedule 5.3 have been issued or granted in accordance with applicable law and not in contravention with the certificate of incorporation or bylaws of FADV.

(b) The shares of Class B Common Stock to be issued to Contributors hereunder, when issued in compliance with the provisions of this Agreement and FADV’s Certificate of Incorporation as amended by the Certificate of Amendment, (i) have been authorized for issuance hereunder by FADV’s Board of Directors, (ii) will be validly issued, fully paid and nonassessable, (iii) will be issued in compliance with all applicable federal and state securities laws, and will have the rights, preferences and privileges described in FADV’s Certificate of Incorporation as amended by the Certificate of Amendment, (iv) will be free and clear of all Encumbrances, other than restrictions on transfer under applicable securities laws, and (v) will not be subject to any preemptive rights or rights of first refusal; provided, however, that no representation or warranty is being made in this Section 5.3(b)(iii) with respect to the Preliminary Proxy Statement’s or the Final Proxy Statement’s compliance with Section 14 of the Exchange Act or Regulation 14A promulgated thereunder..

5.4 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by FADV with the SEC as such documents have been amended prior to the date hereof (the “FADV SEC Reports”), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the rules and regulations thereunder and the court interpretations thereof and the rules of the Nasdaq National Market. None of FADV SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of fact or omitted a statement of a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, other than facts that did not have, or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on FADV. The consolidated financial statements of FADV and its Subsidiaries included in such FADV SEC Reports (the “FADV Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with published rules and

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regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal, year-end adjustments, the consolidated financial position of FADV and its Subsidiaries as of the dates thereof. Without limiting the generality of the foregoing, (i) no executive officer of FADV has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to any form, report or schedule filed by FADV with the SEC since the enactment of the Sarbanes-Oxley Act of 2002 (excluding any failure to make such certifications occurring after the date of this Agreement that is inadvertent but promptly corrected by filing the requisite certification or is attributable to the physical incapacity of an officer required to make such a certification) and (ii) no enforcement action has been initiated against FADV by the SEC relating to disclosures contained in any Company SEC Report.

5.5 Restrictive Documents. Except as set forth on Schedule 5.5, neither FADV nor any of its Subsidiaries is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which, by its own operation, and not by the breach or violation, as the case may be, thereof, (a) would materially restrict the ability of FADV or any of its Subsidiaries to acquire any property or conduct business in any area or business line or (b) has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

5.6 Litigation. Except as set forth on Schedule 5.6, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of FADV any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of FADV, threatened, against or impacting FADV, any of its Subsidiaries or any of their respective properties or rights which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV. Neither FADV nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

5.7 Compliance with Laws. FADV and each of its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV. In furtherance of, and not by way of limitation of, the preceding sentence, neither FADV nor any of its Subsidiaries has violated any privacy, data protection, publicity, advertising or similar federal, state or local law of any kind in the United States or any other nation (including the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.), nor has FADV or any Subsidiary thereof received written notice of any such violation, and neither FADV nor any of its Subsidiaries is aware of any facts that would give rise to such a violation, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

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5.8 Consents and Approvals; No Violations. The execution and delivery of this Agreement by FADV and the consummation of the transactions contemplated hereby will not (i) violate any provision of the articles or certificate of incorporation or bylaws of FADV or any of its Subsidiaries, (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to FADV or any of its Subsidiaries, (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than those required under or in relation to the Exchange Act, the Securities Act, state securities or “blue sky” laws, and rules and regulations of the Nasdaq National Market, or (iv) except as set forth on Schedule 5.8, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FADV or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either FADV or any of its Subsidiaries is a party, or by which either FADV or any of its Subsidiaries or any of their respective properties or assets may be bound, other than, in the case of clauses (ii), (iii) and (iv) above, any violations, breaches, conflicts, defaults and liens which, and filings, permits, consents, approvals and notices the absence of which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

5.9 Broker’s or Finder’s Fees. Except as set forth on Schedule 5.9, no agent, broker, person or firm acting on behalf of FADV or any of its Subsidiaries is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Parties or from any Affiliate of any of the Parties, in connection with any of the transactions contemplated by this Agreement.

5.10 Copies of Documents. FADV has caused to be made available for inspection and copying by Contributors and their advisers, true, complete and correct copies of all documents listed on any Schedule referred to in this Article V.

5.11 Board Approval. Prior to the date of the Master Transfer Agreement, the Board of Directors of FADV and the Independent Committee (at meetings duly called and held) (a) approved this Agreement and the transactions contemplated hereby, (b) determined that the transactions contemplated by this Agreement, taken together, are fair to and in the best interests of the stockholders of FADV and (c) resolved to recommend that the stockholders of FADV approve this Agreement and the transactions contemplated hereby.

5.12 Undisclosed Liabilities. Except as set forth in Schedule 5.12, to the actual knowledge of FADV, there are no liabilities of FADV other than (a) liabilities incurred in the Ordinary Course, (b) liabilities disclosed on any exhibit or schedule hereto or on any exhibit or schedule to any Related Document, (c) liabilities provided for in the FADV Financial Statements or disclosed in the notes thereto, if any, or (d) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FADV.

5.13 Disclosure. To the actual knowledge of FADV, the information disclosed in this Agreement with respect to FADV does not contain any untrue statement of a material fact or

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omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect on FADV.

ARTICLE VI.

THE TRANSACTION

6.1 Contribution.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Contributor agrees to contribute to FADV or its wholly-owned Subsidiary on the Closing Date, and FADV agrees to accept the contribution of (or cause its wholly-owned Subsidiary to purchase) from Contributors, the following securities:

(i) all of the issued and outstanding shares of Common Stock of NA CREDCO;

(ii) all of the issued and outstanding shares of Common Stock of CMSI;

(iii) all of the issued and outstanding shares of Common Stock of Teletrack;

(iv) all of the issued and outstanding shares of Common Stock of Membership Services; and

(v) all of the issued and outstanding membership interest of CIG.

(b) The certificates representing the above securities, if any, shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank (or in lieu thereof an affidavit of lost certificate and an indemnification agreement reasonably acceptable to FADV), by the applicable Contributor or, if any of the foregoing securities are not certificated, the applicable Contributor shall have caused the transfers thereof to have been duly recorded on the books and records of the applicable Company.

(c) Each Contributor agrees to cure any deficiencies with respect to the endorsement of the certificate or certificates representing any of the foregoing securities, or with respect to the stock power accompanying any such securities.

6.2 Consideration; Debt Repayment.

(a) In consideration for the contribution by Contributors to FADV (or its wholly-owned Subsidiary) of the FACO Business and the DealerTrack Interest, FADV shall deliver on the Closing Date an aggregate total of 10,487,805 shares of Class B Common Stock to Contributors, and FADV shall issue to each Contributor a certificate in its name representing its portion of such shares of Class B Common Stock as designated in writing by First American to FADV prior to Closing.

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(b) As repayment in full of all obligations owing under the Promissory Note in the original principal amount of $20,000,000, dated as of April 27, 2004, made by FADV in favor of First American (the “Note”), FADV shall deliver to First American in its name a certificate representing 975,610 shares of Class B Common Stock.

6.3 DealerTrack Earn-Out. In addition to the Class B Common Stock deliverable pursuant to Section 6.2(a), FADV shall pay to First American an additional number of shares of Class B Common Stock as follows (the “DealerTrack Earnout”):

(a) If DealerTrack or its successor conducts an initial public offering of its capital stock on or prior to the date that is one hundred eighty (180) days from and including the Closing Date, FADV shall pay to First American, within one hundred eighty (180) days of such initial public offering, as additional consideration for the DealerTrack Interest, an additional number of shares of Class B Common Stock equal to the quotient resulting from dividing (A) the product of (1) 0.50 and (2) the DealerTrack Excess Value (if greater than zero), by (B) $20.50. As used herein, “DealerTrack Excess Value” means the amount, if any, by which the value of the DealerTrack Interest exceeds $50,000,000, calculated using the average closing price per share of such publicly listed DealerTrack capital stock, rounded to the fourth decimal place, as reported on the exchange or quotation system then listing such shares, for the sixty (60) Business Day period beginning on the fifth (5th) Business Day from and after the closing of such initial public offering by DealerTrack or its successor.

(b) If DealerTrack or its successor conducts an initial public offering of its capital stock after the date that is one hundred eighty (180) days from and including the Closing Date, but on or prior to the date that is the second anniversary of the Closing Date, FADV shall pay to First American, within one hundred eighty (180) days of such initial public offering, as additional consideration for the DealerTrack Interest, an additional number of shares of Class B Common Stock equal to the quotient resulting from dividing (A) the product of (1) 0.50 and (2) the DealerTrack Excess Value (if greater than zero), by (B) the average closing price per share of the Class A Common Stock, rounded to the fourth decimal place, as reported on the Nasdaq National Market for the thirty (30) Trading Days ending on the third (3rd) Trading Day from and prior to the date of pricing of DealerTrack’s capital stock in its initial public offering; provided, however, that if such average closing price is less than $20.50, then the average closing price per share of the Class A Common Stock for purposes of this Section 6.3(b) shall be deemed to equal $20.50.

6.4 Minimum Cash. As of the Closing, the aggregate amount of cash and cash equivalents of the Companies and their respective Subsidiaries shall be $1,950,000 or more.

6.5 Closing. The closing of the contribution of the FACO Business, the DealerTrack Interest, the issuance of the Class B Common Stock hereunder and the other transactions contemplated hereby shall take place at the Closing under and in accordance with the Master Transfer Agreement.

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ARTICLE VII.

CERTAIN COVENANTS

7.1 Employees. Contributors shall be jointly and severally responsible for payment of bonuses to employees of the Companies for that portion of the 2005 calendar year occurring on and prior to the Closing Date. FADV shall be responsible for payment of bonuses to employees of the Companies for that portion of the 2005 calendar year occurring after the Closing Date, and for all periods thereafter.

7.2 Pre-Closing Distribution. Prior to the Closing, Contributors shall be entitled to cause the Companies to transfer, whether by way of dividends, distributions or other lawful means (collectively, the “Distributions”) to the shareholders of the Companies all of the Companies’ cash and cash equivalent balances in excess of $1,950,000.

7.3 Certain Benefits Relating to Acquisition Agreements.

(a) Each Contributor, as applicable, shall assign or cause its Affiliates to assign its or their rights under (i) each of the agreements by which such Contributor or its Affiliates acquired the Companies and their respective Subsidiaries from any third parties, whether by merger, purchase of equity securities, purchase of assets or otherwise, and (ii) the agreement by which such Contributor or its Affiliates acquired the DealerTrack Interest (each, an “Acquisition Agreement” and collectively, the “Acquisition Agreements”), if permitted to do so by the terms of such Acquisition Agreements, and FADV shall assume all of such Contributor’s obligations under any Acquisition Agreement so assigned (including any earn-out payments required thereunder, but excluding such Contributor’s obligations in respect of any breach of (1) a representation or warranty made by such Contributor or its Affiliate in such Acquisition Agreement and (2) a covenant by such Contributor or its Affiliate in the Acquisition Agreement required by its terms to be performed prior to Closing). Notwithstanding the foregoing, each Contributor agrees that it will use commercially reasonable efforts to obtain the written consent of any other necessary party to the assignment of any Acquisition Agreement; provided, however, that, in order to obtain any such consent, neither Contributor nor its Affiliates shall be required to (A) repay any loan agreement or Contract for borrowed money except as currently required by its terms, in whole or in part, (B) amend any Contract to increase the amount payable thereunder or otherwise to be more burdensome to such Contributor or its Affiliates, (C) make any cash payment, provide any guaranty or relinquish any property or contractual rights, or (D) commit to any divestiture transaction, agree to sell or hold separate or agree to license to competitors of such Contributor or its Affiliates, before or after the Closing Date, any of such Contributor’s or its Affiliates’ businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets.

(b) If the terms of any Acquisition Agreement requires the written consent of a necessary party to the assignment of such Acquisition Agreement and such party does not grant such consent, or if any Acquisition Agreement may not be transferred or assigned pursuant to the terms thereof, then (i) neither Contributor shall be required to assign, and this Agreement shall not be deemed to constitute an assignment of, any such Acquisition Agreement and FADV shall assume no direct obligations or liabilities under any such Acquisition Agreement until such consent is obtained, (ii) the applicable Contributor shall cooperate with FADV following the Closing Date in any reasonable arrangement designed to provide FADV with the rights and benefits under any such Acquisition Agreement, including enforcement for the benefit of FADV and at FADV’s expense of any and all rights of the applicable Contributor or its Affiliates

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against any other party arising out of any breach or cancellation of any such Acquisition Agreement by such other party and, if requested by FADV, acting as an agent on behalf of FADV or as FADV shall otherwise reasonably require; provided that FADV shall bear the applicable Contributor’s reasonable out-of-pocket expenses as such agent and shall indemnify the applicable Contributor and its Affiliates for actions taken or not taken as such agent; provided, further, that FADV shall cooperate with the applicable Contributor following the Closing Date in any reasonable arrangement designed to require FADV to assume, be responsible for and otherwise meet the burdens and obligations under any such Acquisition Agreement (excluding such Contributor’s obligations in respect of any breach of (1) a representation or warranty made by such Contributor or its Affiliate in such Acquisition Agreement and (2) a covenant by such Contributor or its Affiliate in the Acquisition Agreement required by its terms to be performed prior to Closing), and (iii) in the event that the applicable Contributor or any of its Affiliates collects indemnification or other amounts under, or reduces or offsets against any payment obligations to third parties arising from or relating to such Acquisition Agreement, including offsets or reductions against promissory notes to third parties, which promissory notes reflect payment obligations of the applicable Contributor or any of its Affiliates pursuant to such Acquisition Agreement, the applicable Contributor shall, and shall cause its Affiliates to, pay an amount of cash equal to such indemnification, amount, reduction or offset to FADV within five (5) Business Days of the date on which the applicable Contributor or its Affiliate collects such indemnification or amount or recognizes such reduction or offset, which recognition will be subject, for the avoidance of doubt, to the timing of any such reduced or offset payment obligation; provided that from and after the Closing, in the event that the applicable Contributor or any of its Affiliates is required to pay any earn-out amounts to third parties arising from or relating to, such Acquisition Agreement, FADV shall, and shall cause its Affiliates to, pay an amount of cash equal to such earn-out amounts to such Contributor within five (5) Business Days of the date on which First American or its Affiliate is required to pay such earn-out amounts.

7.4 After-Acquired Business.

(a) Subject to the terms and conditions of this Section 7.4, if any Contributor acquires all of the outstanding capital stock (whether by stock purchase, merger or otherwise) or all or substantially all of the assets of a credit reporting-related businesses previously identified to FADV (the “After-Acquired Business”) within one hundred eighty (180) days of the Closing, FADV shall, by written notice to the acquiring Contributor (the “Call Notice”), require such Contributor to sell such After-Acquired Business to FADV, and FADV shall purchase such After-Acquired Business from such Contributor. The consideration payable by FADV to such Contributor for the After-Acquired Business shall be a number of shares of FADV’s Class B Common Stock equal to the quotient of (i) the purchase price paid (whether by cash, promissory note, stock or otherwise) by such Contributor for the After-Acquired Business (exclusive of any earn-outs assumed by FADV) and (ii) $20.50.

(b) The applicable Contributor shall, within five (5) Business Days of receipt of the Call Notice, deliver a written response to the Call Notice to FADV stating the purchase price actually paid by such Contributor for such After-Acquired Business (exclusive of any earn-outs assumed by FADV) and the date and time of settlement of the payment for the After-Acquired Business, which shall be a Business Day not more than twenty (20) Business Days

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after delivery of the response to the Call Notice. The applicable Contributor shall transfer the After-Acquired Business to FADV without representation or warranty; provided, however, such Contributor shall assign its rights under the purchase agreement pursuant to which it acquired the After-Acquired Business if permitted to do so by the terms of such purchase agreement, and FADV shall assume all of such Contributor’s obligations under such purchase agreement (including any earn-out payments required thereunder, but excluding such Contributor’s obligations in respect of any breach of (i) a representation or warranty made by such Contributor or its Affiliate in such purchase agreement and (ii) a covenant by such Contributor or its Affiliate in such purchase agreement required by its terms to be performed prior to Closing). The applicable Contributor agrees that it will use commercially reasonable efforts to obtain the written consent of any other necessary party to the assignment of its rights under such purchase agreement; provided, however, that, in order to obtain any such consent, no (1) loan agreement or Contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, (2) Contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to any Contributor or its Affiliates, (3) Contributor or its Affiliates shall be required to make any cash payment, provide any guaranty or relinquish any property or contractual rights and (4) Contributor or its Affiliates shall, and no Contributor or its Affiliates shall be required to, commit to any divestiture transaction, agree to sell or hold separate or agree to license to competitors of such Contributor or its Affiliates, before or after the Closing Date, any of such Contributor’s or its Affiliate’s businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets. To the extent that any such purchase agreement may not be transferred or assigned pursuant to the terms hereof without such consent, the applicable Contributor shall cooperate with FADV in any lawful arrangement designed to provide FADV with the benefits of such purchase agreement in accordance with Section 7.3, mutatis mutandis, and FADV shall agree to assume (or promptly reimburse the applicable Contributor for) all liabilities and obligations under such purchase agreement, except such Contributor’s obligations in respect of any breach of a representation or warranty made by such Contributor or its Affiliate in such purchase agreement.

ARTICLE VIII.

INDEMNIFICATION

8.1 Survival of Representations. The representations and warranties of the Parties contained in Articles II, III, IV and V (and in any Schedule or Exhibit attached hereto or certificate delivered in connection with the Closing) are made only as of the Closing Date (unless a representation speaks as of a specific date, in which case as of such date). Such representations and warranties shall survive the Closing until the date in the eighteenth (18th) calendar month from and after the month in which the Closing Date occurs that corresponds with the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 2.2, 3.2, 3.17, 3.22(c), 4.1, 5.2, 5.3 and 5.9 shall survive until the fifth (5th) anniversary of the Closing Date and (b) the representations and warranties contained in Sections 3.11 and 3.22(b) shall survive until thirty (30) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

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8.2 Indemnification.

(a) Contributors agree to jointly and severally indemnify and hold FADV and its Subsidiaries and Affiliates (including, after the Closing, each Company and its Subsidiaries) and each of their respective directors, officers, members, managers, shareholders, employees and agents and any successors thereto (each, a “FADV Indemnified Party”) harmless from and against any and all claims, losses, liabilities, damages, costs, and reasonable out-of-pocket expenses (including reasonable attorney fees) (collectively, “Losses”) suffered, incurred or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by Contributors in Articles II, III or IV of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by Contributors in connection with the Closing) to be true and correct in all respects as of the Closing Date (unless a representation speaks as of a specific date, in which case as of such date), and (ii) any breach or nonperformance of any covenants or agreements made by any Contributor in or pursuant to this Agreement or in Section 5.1 of the Master Transfer Agreement.

(b) FADV agrees to indemnify and hold each Contributor and its Affiliates and each of their respective directors, officers, members, managers, shareholders, employees and agents and any successors thereto (each, a “Contributor Indemnified Party”) harmless from and against any and all Losses suffered, incurred or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by FADV in Article V of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by FADV in connection with the Closing) to be true and correct in all respects as of the Closing Date (unless a representation speaks as of a specific date, in which case as of such date) and (ii) any breach or nonperformance of any covenants or agreements made by FADV in or pursuant to this Agreement.

(c) The sole recourse and remedy of each FADV Indemnified Party for any inaccuracy in any representation or warranty or alleged representation or warranty by or on behalf of Contributors contained in or made pursuant to this Agreement shall be under the provisions of and to the extent provided in this Article VIII. FADV shall comply with this Section 8.2(c) and will not assert any such inaccuracy or seek any recourse or remedy in respect thereof other than under the provisions of this Article VIII.

(d) The sole recourse and remedy of each Contributor Indemnified Party for any inaccuracy in any representation or warranty or alleged representation or warranty by or on behalf of FADV contained in or made pursuant to this Agreement shall be under the provisions of and to the extent provided for in this Article VIII. Each Contributor shall comply with this Section 8.2(d) and no Contributor will assert any such inaccuracy or seek any recourse or remedy in respect thereof other than under the provisions of this Article VIII.

(e) The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

(f) Contributors shall not be required to indemnify and hold harmless for Losses pursuant to Section 8.2(a)(i) until the aggregate amount due in respect of such Losses exceeds $1,950,000, and thereafter Contributors shall be required to indemnify and hold

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harmless for all Losses in excess of such amount; provided, however, that the maximum aggregate amount of Losses payable by Contributors under Section 8.2(a)(i) shall not exceed $39,000,000; provided, further, that the limitations provided in this Section 8.2(f) shall not apply to Losses that arise from (i) a breach of any of the representations and warranties contained in Sections 2.2, 3.2, 3.17, 3.22(c) and 4.1, or (ii) the intentional breach or misrepresentation of any of the representations and warranties contained in Article III where FADV can prove such intentional breach or misrepresentation was actually caused by the actions or inactions of Parker Kennedy, Anand Nallathambi or John Stancil, which Losses in (i) and (ii) of this proviso shall be limited to a maximum aggregate amount of $214,500,000.

(g) FADV shall not be required to indemnify and hold harmless for Losses pursuant to Section 8.2(b)(i) until the aggregate amount due in respect of such Losses exceeds $1,950,000, and thereafter FADV shall be required to indemnify and hold harmless for all Losses in excess of such amount; provided, however, that the maximum aggregate amount of Losses payable by FADV under Section 8.2(b)(i) shall not exceed $39,000,000; provided, further, that the limitations provided in this Section 8.2(g) shall not apply to Losses that arise from (i) a breach of any of the representations and warranties contained in Sections 5.2, 5.3 and 5.9 or (ii) the intentional breach or misrepresentation of any of the representations and warranties contained in Article V where Contributors can prove such intentional breach or misrepresentation was actually caused by the actions or inactions of John Long, John Lamson or Akshaya Mehta, which Losses in (i) and (ii) of this proviso shall be limited to a maximum aggregate amount of $214,500,000.

8.3 Indemnification Procedure.

(a) Promptly after the incurring of Losses by any Party or other Person entitled to indemnification under this Article VIII (each, an “Indemnified Party”), including any claim by a third party described in Sections 8.3(c) and 8.3(d) which might give rise to indemnification hereunder, the Indemnified Party shall promptly deliver a certificate containing the information described below (a “Certificate”) to the Party or Parties that are required to indemnify such Indemnified Party under this Article VIII (such indemnifying party or parties collectively, the “Indemnifying Party”). Each Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or reasonably anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, properly accrued or is estimated to be paid, the basis for any anticipated liability and the nature of the misrepresentation, inaccuracy or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under Section 8.2 of this Agreement.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying

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Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in New York, New York, the borough of Manhattan, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators, one to be chosen by each Indemnifying Party and the Indemnified Party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney (i) whose primary practice area comprises mergers and acquisitions, (ii) with at least fifteen years of practice experience and (iii) that is a partner of a law firm consisting of at least 200 attorneys. Each of the Indemnifying Party and the Indemnified Party shall pay the fees of the arbitrator it selects and of its own attorneys and the expenses of its witnesses, and all other fees and costs shall be borne equally by FADV on the one hand and Contributors on the other. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurring by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Article VIII, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and the Indemnifying Party may at its option assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to the Indemnified Party) and the payment of expenses. An Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified in writing by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnified Party, but the assertion of which would be adverse to the interests of the Indemnifying Party. The Indemnifying Party shall not be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Losses by reason of such settlement or judgment subject to Section 8.2.

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(d) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying party, as described in Section 8.3(c) are hereinafter referred to as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than three (3) Business Days prior to such payment.

(e) Notwithstanding anything else in this Agreement, concurrent with or prior to making a claim for indemnification under this Article VIII, each Indemnified Party shall make a claim or claims under any available insurance policies potentially covering the subject matter of the claim for indemnification made or to be made under this Article VIII and shall pursue such insurance claim or claims until paid or coverage is finally denied. To the extent there is an Agreed Claim hereunder and an Indemnified Party collects amounts under such insurance policies, the Indemnified Party shall promptly pay the Indemnifying Party the amount so collected under such insurance policies up to the amount of the Agreed Claim.

(f) Notwithstanding anything herein to the contrary, no Indemnifying Party shall be required to indemnify any Indemnified Party for any special, consequential, punitive or indirect damages hereunder.

ARTICLE IX.

TAX MATTERS

9.1 Tax Returns.

(a) Contributors shall have the exclusive authority and obligation to prepare on behalf of the Companies and their Subsidiaries and timely file, or cause to be prepared and timely filed, all Returns (including amended Returns and claims for refunds) of the Companies and their Subsidiaries that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date and shall pay any Taxes due in respect of such Returns. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Companies and their Subsidiaries shall be reported or disclosed in such Returns.

(b) Except as provided in Section 9.1(a) above, FADV shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns (including amended Returns and claims for refunds) of the Companies and their Subsidiaries; provided, however, FADV shall provide First American with draft Returns for the Companies and their Subsidiaries required to be prepared by FADV pursuant to this Section 9.1(b) that include any period or portion thereof ending on or prior to the Closing Date. FADV shall provide First American with an opportunity to review and comment on such Returns that include any period or portion thereof ending on or prior to the Closing Date and FADV shall in good faith take into account such comments in its preparation of such Returns.

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9.2 Payment of Taxes.

(a) Contributors shall be jointly and severally responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of any Company and its Subsidiaries for all Pre-Closing Periods, including the portion of the taxable period beginning on or before the Closing Date and ending after the Closing Date (the “Overlap Period”) up to and including the Closing Date. In addition, Contributors shall jointly and severally pay to FADV the amount of any Taxes allocated to Contributors pursuant to Section 9.2(b) below (to the extent that Contributors are liable therefor and to the extent not already paid by Contributors on or before the Closing Date) on or prior to five (5) Business Days prior to the due date of such Taxes.

(b) All Taxes and Tax liabilities with respect to the income, property or operations of any Company and its Subsidiaries that relate to the Overlap Period shall be apportioned between Contributors and FADV as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of each Company and its Subsidiaries as though the taxable year of such Company and its Subsidiaries terminated at the close of business on the Closing Date. Contributors shall be jointly and severally liable for Taxes of each Company and its Subsidiaries which are attributable to the portion of the Overlap Period ending on and including the Closing Date and FADV shall be liable for Taxes of each Company and its Subsidiaries which are attributable to the portion of the Overlap Period beginning on the day following the Closing Date.

9.3 Transfer Taxes. All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed in connection with the sale of the stock of the Companies or any other transaction that occurs pursuant to this Agreement shall be borne equally by Contributors, on the one hand, and FADV on the other.

9.4 Controversies.

(a) FADV shall promptly within thirty (30) days of receipt notify First American in writing upon receipt by FADV or any Affiliate of FADV (including the Companies and their Subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which either Contributor may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Contributors at their sole expense, shall have the authority to represent the interests of the Companies and their Subsidiaries with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter.

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(b) Except as otherwise provided in Section 9.4(a) above, FADV shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Companies and their Subsidiaries for all taxable periods.

9.5 Indemnification for Taxes. Notwithstanding any provision to the contrary contained in this Agreement, Contributors agree to jointly and severally indemnify, defend and hold harmless FADV Indemnified Parties on an after-tax basis against (a) all Taxes imposed on or asserted against the properties, income or operations of the Companies and their Subsidiaries or for which the Companies and/or their Subsidiaries may otherwise be liable, for all Pre-Closing Periods, but only to the extent (i) Contributors have not otherwise indemnified FADV for such Taxes under Section 8.2(a) of this Agreement and (ii) the aggregate amount of such Taxes exceeds the aggregate accruals for Taxes made by the Contributors on the books and records of the Companies and their Subsidiaries as of the Closing Date, and (b) all Taxes imposed on the Companies and any of their Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.

9.6 Post-Closing Access and Cooperation. FADV shall afford Contributors, upon reasonable notice and without undue interruption to the business of FADV, the Companies and their Subsidiaries, access during normal business hours to the books and records of the Companies and their Subsidiaries relating to the Companies and their Subsidiaries prior to the Closing Date for a period of seven (7) years following the Closing Date in connection with (a) preparation of the Returns specified in Section 9.1 above, (b) evaluation of any claim for indemnification under Section 9.5 above, and (c) investigation or contest of any Tax Matter which Contributors have the authority to conduct under Section 9.4 above. FADV shall, and shall cause its Affiliates to, from and after the Closing Date, preserve all books and records of the Companies and their Subsidiaries relating to the Companies and their Subsidiaries prior to the Closing Date for such seven (7) year period, and, thereafter, not destroy or dispose of or allow the destruction or disposition of such books and records without first having offered in writing to deliver such books and records to Contributors at Contributors’ expense. If Contributors fail to request such books and records within ninety (90) days after receipt of the notice described in the preceding sentence, FADV may dispose of such books and records.

ARTICLE X.

MISCELLANEOUS

10.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to (a) the knowledge of a Person, the Person making such representation or warranty confirms that the senior executive officers of such Person have made a reasonable inquiry of the managers reporting to them as to the matters that are the subject of such representations and warranties, (b) the actual knowledge of Contributors, such representation or warranty is made to the actual knowledge of Parker S. Kennedy, Anand Nallathambi and John Stancil without, for the avoidance of doubt, any duty of inquiry, and (c) the actual knowledge of FADV, such representation or warranty is made to the actual knowledge of John Long, John Lamson and Akshaya Mehta without, for the avoidance of doubt, any duty of inquiry.

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10.2 Expenses. Except as expressly provided herein, each Party shall bear its own (a) costs incurred as a result of the transactions contemplated hereby, including payments to third parties, if any, to obtain their consent to such transfer and (b) professional fees and related costs and expenses (including fees, costs and expenses of accountants, attorneys, benefits specialists, investment banks, financial advisors, tax advisors and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

10.3 Publicity; Confidentiality. Except as otherwise required by law, neither First American (and its Affiliates) nor FADV (and its Affiliates) shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein or therein, without obtaining the prior written consent of the other to the contents and the manner of presentation and publication thereof, which consent shall not be unreasonably or untimely withheld, delayed or conditioned; provided, however, that either First American or FADV may, without the prior written consent of the other, issue any such press release or other public statement as may, upon the advice of counsel, be required by law or the rules or regulations of the New York Stock Exchange or the Nasdaq National Market, as applicable, if it has used all reasonable efforts to consult with the other.

10.4 Governing Law; Jurisdiction.

(a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York (exclusive of conflict of laws principles) applicable to agreements executed and to be performed solely within such State.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court sitting in the borough of Manhattan, New York, or Federal court of the United States of America in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection herewith, or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.5; provided that nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

10.5 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

(a) If to FADV, to:

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

Facsimile:	(727) 214-3401
Attention:	John Long
Julie Waters

with a copy (which shall not constitute notice) to:

Independent Committee

c/o Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Facsimile:	(212) 450-3800
Attention:	John H. Butler

(b) If to any Contributor, to:

The First American Corporation

1 First American Way

Santa Ana, California 92707

Facsimile:	(714) 800-3325
Attention:	Parker S. Kennedy
Kenneth D. DeGiorgio

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with a copy (which shall not constitute notice) to:

White & Case LLP

633 West Fifth Street, Suite 1900

Los Angeles, California 90071

Telephone:	(213) 620-7700
Facsimile:	(213) 687-0758
Attention:	Neil W. Rust

or such other address or number as shall be furnished in writing by any such Party. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three (3) Business Days after deposit in the U.S. mail, postage prepaid; (ii) if sent by FedEx or other overnight delivery service, one (1) Business Day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

10.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that FADV may assign any of its rights and benefits (but not its obligations) hereunder to any of its wholly-owned subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

10.8 Entire Agreement. This Agreement, including the other documents referred to herein and in the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

10.9 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties and consented to by the Independent Committee.

10.10 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.11 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent legally allowed, but shall not be obligated to, (a) extend the time for performance of any

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of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Parties contained herein; provided that, except as otherwise permitted by this Agreement, any extension or waiver granted by FADV shall require the consent of the Independent Committee to be effective. Any agreement on the part of a Party to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed by such Party.

10.12 No Other Representations or Warranties. Except for the representations and warranties contained in Articles II and III of this Agreement or as expressly provided in the agreements contemplated hereby, if such Contributor is a party thereto, no Contributor makes any express or implied representation or warranty with respect to any Contributor or the FACO Business, and each Contributor expressly disclaims any other representations or warranties, whether made by Contributors or any of their respective Affiliates, officers, directors, employees, agents or representatives with respect thereto. Except for the representations and warranties contained in Article IV of this Agreement, no Contributor makes any express or implied representation or warranty with respect to the DealerTrack Interest, and each Contributor expressly disclaims any other representations or warranties, whether made by Contributors or any of their respective Affiliates, officers, directors, employees, agents or representatives with respect thereto. Except for the representations and warranties contained in Article V of this Agreement or as expressly provided in the agreements contemplated hereby, if FADV is a party thereto, FADV makes no express or implied representation or warranty with respect to FADV’s business, and FADV expressly disclaims any other representations or warranties, whether made by FADV or any of its Affiliates, officers, directors, employees, agents or representatives with respect thereto. Notwithstanding anything else in this Agreement or the other Related Agreements, no Contributor makes any representation or warranty with regard to the After-Acquired Business except as provided in Section 3.22 or the effect of the After-Acquired Business on the Companies or the Business (for purposes of the representations and warranties in Articles II and III (excluding Section 3.22) or otherwise), and the After-Acquired Business will be transferred to FADV on an “as is where is” basis, subject only to Section 7.4.

10.13 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

*            *            *

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IN WITNESS WHEREOF, each Party has caused its name to be hereunto subscribed by its duly authorized signatory as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:
Name:
Title:

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC.

By:
Name:
Title:

FIRST ADVANTAGE CORPORATION

By:
Name:
Title:

LOSANGELES 396686 (2K)	-Signature Page- First American Contribution Agreement